UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 7, 2020

NABRIVA THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37558	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25-28 North Wall Quay, IFSC, Dublin 1, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 816-6640

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	NBRV	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

Item 8.01.    Other Events.

On April 7, 2020, Nabriva Therapeutics plc (the “Company”) announced a plan to restructure its hospital-based commercial sales force and transition to a community-based sales force. The restructuring is intended to reduce costs and to align the capabilities of the Company’s sales force with its strategic re-focus on making sales of XENLETA™ (lefamulin), its treatment for community-acquired bacterial pneumonia (“CABP”) that has been approved in the United States, to community health care professionals, as well as the Company’s business development strategy to in-license additional community products.

The restructuring is expected to result in the termination of 66 employees, consisting of the Company’s entire hospital-based sales personnel and certain members of its sales force leadership team. The restructuring of the sales force is being timed, in part, to coincide with operational changes that have been implemented by the Company in response to the outbreak of the novel, coronavirus (“COVID-19”). In response to the COVID-19 pandemic, the Company has closed its administrative offices and shifted to a remote working business model. The commercial and medical organizations have suspended in-person interactions with physicians and customers and are restricted to conducting educational and promotional activities virtually for the foreseeable future. Following the termination of these operational restrictions, the Company plans to secure a new sales force with community-based expertise to replace its hospital-based sale force. However, the Company has not determined when it would retain such a community-based sales force, as it is currently unknown how long the operational restrictions related to COVID-19 will remain in effect.

The Company expects this reduction in personnel to result in a savings of approximately $4.5 million in quarterly cash operating expenses until the Company replaces the hospital-based sales force with a community-based sales force. In addition, the Company expects to incur a charge of approximately $500,000 related to the reduction in personnel, consisting of severance, benefits and related costs, all of which will occur in the second quarter of 2020. The Company expects to substantially complete the workforce reduction by May 2020.

Forward-Looking Statements

Any statements in this Current Report on Form 8-K about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its reduction in personnel and the related anticipated charges and cost savings, its strategic commercial re-focus, its plan to secure a community-based sales force, the impact of COVID-19 on its operations and sales efforts, the market opportunity for and the potential market acceptance of XENLETA for CABP, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its workforce reduction plan and reduce expenses, the impact of the workforce reduction on its business, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this Form 8-K represent Nabriva Therapeutics’ views as of the date of this Form 8-K. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABRIVA THERAPEUTICS PLC

Date: April 7, 2020	By:	/s/ Gary Sender
Gary Sender
Chief Financial Officer